EXHIBIT 10.21

AGREEMENT AND GENERAL RELEASE

     THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into on February 12, 2002 by and between Gregory S. Hero and American Management Systems, Incorporated (“AMS”).

     WHEREAS, the parties have mutually agreed that Mr. Hero’s employment with AMS will terminate; and

     WHEREAS, the parties agree that it is in their mutual interest to resolve all matters between them on an amicable basis;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

     1.     Mr. Hero’s last day as an AMS employee shall be February 28, 2002 (the “Separation Date”).

     2.     In consideration for Mr. Hero’s promises in this Agreement, and in full settlement of his claims, Mr. Hero shall be entitled to receive the following from AMS:

     (a)  payment of any unpaid portion of his most recent base salary through the Separation Date;

     (b)  a severance payment equal to $1,000,000. Seventy-five percent (75%) of the severance payment shall be paid in a lump sum on March 16, 2002, or as soon as practicable thereafter, provided that the revocation period set forth in Section 10 of this Agreement has expired, and that Mr. Hero has complied with the requirements of Sections 15 and 16 of this Agreement. The remaining twenty-five percent (25%) of the severance payment shall be paid with interest twelve (12) months after Mr. Hero executes this Agreement, provided that Mr. Hero complies with the covenants set forth in Sections 15 and 16 of this Agreement throughout the 12-month period. If Mr. Hero does not comply with the requirements of Sections 15 and 16 of this Agreement at any time during the 12-month period, the remaining twenty-five percent (25%) of the severance payment shall not be paid to Mr. Hero.

     (c)  an additional severance payment of $331,250, which includes an amount equal to the $131,250 advance that Mr. Hero received in 2001, which he will be permitted to retain as an additional severance payment rather than being required to repay it to AMS, and the remaining

Accepted:

AMS: ____ Hero: ____

$200,000 of which will be paid on the Separation Date provided that the revocation period in Section 10 of this Agreement has expired;

     (d)  reimbursement for any outstanding reasonable business expenses Mr. Hero has incurred in performing his duties for AMS through the Separation Date;

     (e)  the right to elect continuation coverage of insurance benefits to the extent required by law;

     (f)  full vesting of any unexercised stock options. Mr. Hero shall have the continued right to exercise any stock options that are not forfeited for the remainder of the terms of the options, or if earlier, for the maximum period permitted under the AMS stock option plan under which the options were granted.

     (g)  payment of any accrued but unused annual leave as of the Separation Date;

     (h)  any other benefits, as required by the terms of the American Management Systems, Inc. 401(k) Plan and the American Management Systems, Inc. Simplified Employee Pension Plan.

     (i)  payment of amounts equal to any premiums for health insurance continuation coverage under any AMS health plans that is elected by Mr. Hero or his beneficiaries pursuant to Section 4980B of the Internal Revenue Code, at a time or times mutually agreed to by the parties, but only so long as Mr. Hero is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan).

The payments and other benefits referenced in Sections 2(a), (d), and (g) hereof will be disbursed to Mr. Hero within thirty (30) days following the receipt by AMS of this Agreement signed by Mr. Hero. All payments under this Agreement shall be subject to all legally required withholdings and deductions. Mr. Hero understands that AMS will not provide him any of such benefits if he revokes his signature as allowed in Section 11 below.

     3.     AMS and Mr. Hero acknowledge that the Employment Agreement between AMS and Mr. Hero dated January 1, 2000 is terminated, and that all rights and obligations contained therein are terminated, effective as soon as this Agreement becomes effective and enforceable.

     4.     The parties agree that AMS’s promises in Sections 2 are in full, final and complete settlement of all claims Mr. Hero may have against AMS, its affiliates, past and present officers, directors, employees, agents, successors and assigns, and exceed those to which Mr. Hero would be entitled absent his promises in this Agreement.

     5.     Nothing in this Agreement shall be construed as an admission of liability by AMS, its affiliates, or its past and present officers, directors, employees or agents, and AMS specifically disclaims liability to or wrongful treatment of Mr. Hero on the part of itself, its affiliates, and its past and present officers, directors, employees and agents.

     6.     Mr. Hero represents that he has not filed any complaints or charges against AMS with the U.S. Department of Labor, the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. To the extent permitted by law, Mr. Hero promises that he will not voluntarily assist any third party in pursuing any legal claim against AMS, and he will immediately notify AMS if he is asked to provide such assistance.

     7.     Mr. Hero agrees to cooperate fully with AMS and its counsel in the defense or prosecution of any claims or actions (including litigation, investigation or governmental proceeding) that relate to events or occurrences that transpired while he was employed by AMS. Such cooperation shall include appearing from time to time at the offices of AMS or AMS’s counsel for conferences and interviews, making himself available to testify on behalf of AMS, and in general providing the officers of AMS and its counsel with the full benefit of his knowledge with respect to any such matter. AMS agrees to make reasonable efforts to schedule any cooperation at such times as will not unreasonably interfere with Mr. Hero’s employment or other business activities, and to reimburse Mr. Hero for his reasonable out-of-pocket costs and expenses that are required to provide such cooperation.

     8.     Mr. Hero covenants not to sue, and fully and forever releases and discharges AMS, its parents, subsidiaries, affiliates, divisions, successors and assigns, together with its past and present shareholders, directors, officers, employees, and agents (collectively, the “Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in tort, contract, or by federal, state or local statute, regulation or order, law or equity or otherwise, whether now known or unknown; provided, however, that nothing in this Agreement shall either waive any rights or claims of Mr. Hero that arise after Mr. Hero signs this Agreement or impair or preclude Mr. Hero’s right to take action to enforce the terms of this Agreement. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, or the Americans with Disabilities Act; claims under the Worker Adjustment and Retraining Notification Act; claims for attorneys’ fees or costs; workers’ compensation claims; any and all claims regarding any claimed employment contract, whether written, oral, implied or otherwise; claims relating to AMS’s right to terminate its employees; claims for salary, payments in lieu of extended leave, incentive payments or any other remuneration, or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law whatsoever. AMS acknowledges that, as of the Separation Date, it is unaware of any acts or omissions by Mr. Hero that would cause AMS to file a claim against him. AMS acknowledges that Mr. Hero’s right under AMS’s articles of incorporation and by-laws to indemnification for liabilities and expenses arising out of his service as an officer or employee of AMS continues after his termination of employment.

     9.     Mr. Hero agrees that he will not make any negative or disparaging statements about AMS, provided, however, that Mr. Hero may testify truthfully in a legal proceeding pursuant to compulsory legal process. Mr. Hero shall direct all reference inquiries to William M. Purdy or Alfred T. Mockett, who shall provide a reference substantially in the form attached hereto as Attachment A.

     10.     Mr. Hero acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the payments and other benefits set forth in Sections 2 provided until after the seven (7)-day revocation period ends. Mr. Hero’s signature below, on a date before the expiration of the twenty-one (21)-day review period, shows that he has waived the right to wait twenty-one (21) days before accepting and signing this Release.

     11.     Revocation can be made by delivery of a written notice of revocation to Allyson Malone, Employee Relations Manager, American Management Systems, Inc., 4035 Legato Road, Fairfax, VA 22030, by midnight on or before the seventh calendar day after Mr. Hero signs the Agreement.

     12.     Mr. Hero acknowledges that he has consulted with an attorney of his choice with regard to this Agreement. Mr. Hero hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

     13.     AMS and Mr. Hero agree that, until the Agreement is publicly disclosed as part of AMS’s filings with the U.S. Securities and Exchange Commission on or before April 1, 2002, or in AMS’s proxy statement to its shareholders, they will treat the terms and existence of this Agreement as confidential and will not discuss the Agreement or the negotiations and communications leading to this Agreement, with anyone other than: (i) their counsel or tax advisor, as necessary to seek their professional advice, (ii) as determined by AMS in good faith to be required by law or by the rules and regulations of Nasdaq or any stock exchange on which AMS’s stock may be traded, or (iii) in AMS’s case, members of AMS’s Board of Directors and those persons necessary to implement the provisions contained in this Agreement.

     14.     This Agreement shall be binding on AMS and Mr. Hero and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

     15.     Mr. Hero acknowledges that all confidential information regarding the business of AMS and its subsidiaries and affiliates is the exclusive property of AMS. Upon or before execution of this Agreement, Mr. Hero shall return to AMS all copies of any material involving such confidential information to AMS, and Mr. Hero agrees that he will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. Mr. Hero also shall return to AMS, upon or before execution of this Agreement any other items in his possession, custody or control that are the property of AMS. Mr. Hero understands that he remains bound by the terms of the American Management Systems, Incorporated Intellectual Property Rights Agreement, the AMS Employee Confidentiality Agreement, the AMS Guide for Ethical Business Conduct after the Separation Date. This paragraph is intended to cover confidential information of AMS that relates to the business of

AMS that has not otherwise been made public and shall not apply to employee responses that may be required by proper governmental or judicial inquiry. No breach of this Section shall be deemed to have occurred unless AMS provides written notice to Mr. Hero of the breach within 90 days after AMS becomes aware of it.

     16.     For a period of 12 months from the Separation Date, Mr. Hero shall not directly (a) employ or solicit for employment, or assist in any way in solicitation for employment, any person employed by AMS or any of its affiliates then or at any time within the preceding 12 months; or (b) solicit, or assist in any way in the solicitation of business from any of AMS’s or its affiliates’ clients or prospective clients, either for the Mr. Hero’s own benefit or the benefit of anyone other than AMS, unless the business being solicited is not competitive with the services or products provided by AMS or its affiliates. Clause (b) of this Section 16(b) shall not apply unless the business being solicited is in a line of business in which AMS was already engaged or already had under active consideration while Mr. Hero was employed by AMS or is a natural extension of such a line business with a client that was an existing client of AMS during that time.

     17.     Any dispute or controversy arising under or in connection with this Agreement shall, if AMS or Mr. Hero so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and Mr. Hero each irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce Mr. Hero’s covenants in Sections 15 and 16 hereof.

     18.     AMS shall pay all of Mr. Hero’s legal fees and expenses that he incurs directly in connection with the negotiation of this Agreement, up to a maximum limit of $15,000.

     19.     This Agreement sets forth the entire agreement between Mr. Hero and AMS, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Mr. Hero pursuant to any agreement with regard to the protection of AMS’s confidential information, intellectual property rights, or client or employee relationships, that by its terms continues after Mr. Hero’s separation from AMS’s employment. This Agreement may only be modified by written agreement signed by both parties. Mr. Hero acknowledges that he has not relied upon any statement or representation, written or oral, by any AMS Releasee that is not set forth or referenced in this Agreement.

     20.     This Agreement shall be governed in all respects by Virginia law, without regard to its conflict of laws principles.

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:	February 12, 2002	/s/Gregory S. Hero Gregory S. Hero

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

Dated:	February 12, 2002	/s/William M. Purdy William M. Purdy

ATTACHMENT A

To Whom It May Concern:

     I am writing in reference to Gregory S. Hero, whose employment with AMS terminated on February 28, 2002.

     Greg Hero spent over nine years with AMS, working in Europe as well as the U.S., both in the financial services industry as well as the telecom industries. He most recently was EVP and General Manager of our worldwide Telco practice. In addition, he had been active in many firm-wide initiatives, such as the Ethics Committee as well as the Diversity Initiative. Over the years, he was an invaluable member of our management team.

     Greg’s decision to leave was a personal one, and we can not comment as to the reasons. I do know that he was planning to spend some quality time with his family and that he was planning to work on a Habitat for Humanity house in Charleston, South Carolina.

     We wish Greg the best in all of his future endeavors.

Sincerely,